EXHIBIT 99.1

Eagle Bancorp, Inc. Announces Continued Growth and Record Earnings, With Assets Exceeding $5.5 Billion

BETHESDA, Md., April 22, 2015 (GLOBE NEWSWIRE) -- Eagle Bancorp, Inc. (the "Company") (Nasdaq:EGBN), the parent company of EagleBank, today announced record quarterly net income of $19.4 million for the three months ended March 31, 2015, a 55% increase over the $12.5 million net income for the three months ended March 31, 2014. Net income available to common shareholders for the three months ended March 31, 2015 increased 56% to $19.2 million as compared to $12.4 million for the same period in 2014.

Net income per basic and diluted common share for the three months ended March 31, 2015 was $0.62 and $0.61, respectively as compared to $0.48 per basic common share and $0.47 per diluted common share for the same period in 2014, a 29% increase per basic share and 30% increase per diluted share.

"We are very pleased to report our twenty-fifth consecutive quarter of record earnings, which exhibited continuity and balance in the Company's financial results," noted Ronald D. Paul, Chairman and Chief Executive Officer of Eagle Bancorp, Inc. The Company's quarterly earnings have increased for each quarter since the fourth quarter of 2008. The Company's performance in the first quarter of 2015 was again highlighted by growth in total loans and total deposits; by 41% growth in total revenue as compared to the same quarter in 2014 and by 9% growth in total revenue as compared to the fourth quarter of 2014; by a continuation of a favorable net interest margin, which was 4.41% for the first quarter of 2015; by continued solid asset quality measures and by further improvement in operating leverage from an already favorable position. For the first quarter in 2015, the efficiency ratio was 44.89%. The strong first quarter earnings resulted in an annualized return on average assets ("ROAA") of 1.49% and an annualized return on average equity ("ROAE") of 13.24%.

In March, the Company announced completion of a common stock raise of $100 million. In total, 2,816,900 shares, including exercise of the underwriter's overallotment option, were issued at $35.50 per share, which was only slightly below the closing price at the date of pricing. This successful common stock raise has enhanced the Company's capital position at March 31, 2015, and provided in part additional resources to support continued growth.

For the first quarter of 2015, total loans grew 3% over December 31, 2014, and were 45% higher at March 31, 2015 as compared to March 31, 2014. For the first quarter of 2015, total deposits increased 6% over December 31, 2014, and were 40% higher at March 31, 2015 than March 31, 2014. Growth in loans and deposits over the last twelve months was in part due to the merger with Virginia Heritage Bank completed October 31, 2014 which added approximately $800 million in loans and $645 million in deposits. Excluding balances acquired in the merger, organic loan and deposit growth over the last twelve months was 19% for loans and 20% for deposits.

The net interest margin was 4.41% for the first quarter of 2015, four basis points lower than the first quarter of 2014 and one basis point lower than the fourth quarter of 2014. Mr. Paul added, "The continuing emphasis on disciplined pricing for both new loans and funding sources together with a favorable loan to deposit ratio has resulted in the Company's continued superior net interest margin."

Total revenue (net interest income plus noninterest income) for the first quarter of 2015 was $62.5 million, or 41% above the $44.5 million of total revenue earned for the first quarter of 2014 and was 9% higher than the $57.1 million of revenue earned in the fourth quarter of 2014.

The primary driver of the Company's revenue growth for the first quarter of 2015 was its net interest income growth of 37%, as compared to the first quarter in 2014 ($54.7 million versus $40.0 million). Coupled with net interest income growth, core noninterest income growth of 52% in the first quarter 2015 contributed to total revenue growth and was due substantially to increased gains on the sale of residential mortgage loans. Strong activity in both purchase money and refinance transactions contributed to higher revenue. Additionally, noninterest income for the first quarter in 2015 benefitted from gains on sales of investment securities net of prepayment penalties on early payoffs of Federal Home Loan Banking ("FHLB") advances.

For the first quarter of 2015, revenue from residential mortgage banking net interest income and fees represented 5% of total revenue versus 3% of total revenue for the first quarter of 2014. While the Company's primary focus continues to be on generating spread or net interest income, management also looks to residential mortgage banking as well as SBA loan activity as components of the Company's ongoing noninterest income growth opportunities. The mix of residential mortgage originations was 21% purchase money and 79% refinance transactions for the first quarter of 2015. Sales of SBA guaranteed loans resulted in $340 thousand of gains on sales. The Company remains committed to growing the SBA business.

Asset quality measures remained solid at March 31, 2015. Net charge-offs (annualized) were 0.15% of average loans for the first quarter of 2015, as compared to 0.11% of average loans for the first quarter of 2014. At March 31, 2015, the Company's nonperforming loans amounted to $19.6 million (0.44% of total loans) as compared to $36.3 million (1.19% of total loans) at March 31, 2014 and $22.4 million (0.52% of total loans) at December 31, 2014. Nonperforming assets amounted to $31.9 million (0.58% of total assets) at March 31, 2015 compared to $45.1 million (1.19% of total assets) at March 31, 2014 and $35.7 million (0.68% of total assets) at December 31, 2014.

Management continues to remain attentive to any signs of deterioration in borrowers' financial conditions and is proactive in taking the appropriate steps to mitigate risk. Furthermore, the Company is diligent in placing loans on nonaccrual status and believes, based on its loan portfolio risk analysis, that its allowance for credit losses, at 1.07% of total loans (excluding loans held for sale) at March 31, 2015, is adequate to absorb potential credit losses within the loan portfolio at that date. The allowance for credit losses was 1.37% of total loans at March 31, 2014. The decline in the ratio of the allowance to total loans since March 31, 2014 was due to loans acquired in the merger with Virginia Heritage being accounted for at fair value in accordance with U.S. GAAP. The allowance for credit losses represented 244% of nonperforming loans at March 31, 2015, as compared to 116% at March 31, 2014 and 205% at December 31, 2014.

"The Company's operating cost management remained quite strong in the quarter," noted Mr. Paul. The efficiency ratio of 44.89% reflects management's ongoing efforts to maintain superior operating leverage. The level of noninterest expenses as a percentage of average assets has declined to 2.13% in the first quarter of 2015 as compared to 2.47% in the first quarter of 2014. The merger completed in the fourth quarter of 2014 has accelerated a trend of improvement in the Company's operating leverage. The in-market transaction allowed the Company to achieve significant cost savings beginning in the fourth quarter of 2014, which has carried into the initial quarter of 2015. The Company's goal is to maximize operating performance without inhibiting growth or negatively impacting our ability to service our customers. Mr. Paul further noted, "We will maintain strict oversight of expenses, while retaining an infrastructure to remain competitive, support our growth initiatives and manage risk."

Total assets at March 31, 2015 were $5.50 billion, a 45% increase as compared to $3.80 billion at March 31, 2014, and a 5% increase as compared to $5.25 billion at December 31, 2014. Total loans (excluding loans held for sale) were $4.44 billion at March 31, 2015, a 45% increase as compared to $3.06 billion at March 31, 2014, and a 3% increase as compared to $4.31 billion at December 31, 2014. Loans held for sale amounted to $62.8 million at March 31, 2015 as compared to $21.9 million at March 31, 2014, a 187% increase, and $44.3 million at December 31, 2014, a 42% increase. The investment portfolio totaled $333.5 million at March 31, 2015, a 14% decrease from the $387.8 million balance at March 31, 2014. As compared to December 31, 2014, the investment portfolio at March 31, 2015 decreased by $49 million.

Total deposits at March 31, 2015 were $4.58 billion compared to deposits of $3.27 billion at March 31, 2014, a 40% increase and $4.31 billion at December 31, 2014, a 6% increase. Total borrowed funds (excluding customer repurchase agreements) were $79.3 million at March 31, 2015 as compared to $39.3 million at March 31, 2014, a 102% increase, and $219.3 million at December 31, 2014, a 64% decrease. Included in borrowed funds at March 31, 2015 and December 31, 2014 is the $70 million of ten-year noncallable 5.75% subordinated debt issued in August 2014. The subordinated debt qualifies as Tier 2 capital for regulatory purposes at the Company. The decline in borrowed funds in the first quarter 2015 as compared to December 31, 2014 was the result of the payoff of all FHLB advances.

Total shareholders' equity at March 31, 2015 increased to $741.5 million, compared to shareholders' equity of $410.4 million at March 31, 2014, an 81% increase and $620.8 million at March 31, 2014, a 19% increase. The increases are primarily due to retained earnings, the public offering of common stock completed during the first quarter of 2015, which netted approximately $94.5 million and to the issuance of common stock to consummate the merger with Virginia Heritage Bank. The ratio of common equity to total assets was 12.17% at March 31, 2015 as compared to 9.30% at March 31, 2014 and 10.46% at December 31, 2014. The Company's capital position remains substantially in excess of regulatory requirements for well capitalized status, with a total risk based capital ratio of 13.90% at March 31, 2015, as compared to 13.04% at March 31, 2014 and 12.97% at December 31, 2014. In addition, the tangible common equity ratio (tangible common equity to tangible assets) was 10.39% at March 31, 2015, compared to 9.22% at March 31, 2014 and 8.54% at December 31, 2014.

For the three months ended March 31, 2015, the Company reported an annualized ROAA of 1.49% as compared to 1.36% for the three months ended March 31, 2014. The annualized ROAE for the three months ended March 31, 2015 was 13.24%, as compared to 14.38% for the three months ended March 31, 2014, the lower ROAE due to the higher average capital position.

Net interest income increased 37% for the three months ended March 31, 2015 over the same period in 2014, resulting from growth in average earning assets of 38%. The net interest margin was 4.41% as compared to 4.45% for the three months ended March 31, 2014. The Company believes its net interest margin remains favorable compared to peer banking companies and that its disciplined approach to managing the loan portfolio yield to 5.26% for the first quarter in 2015 has been a significant factor in its overall profitability.

The provision for credit losses was $3.3 million for the three months ended March 31, 2015 as compared to $1.9 million for the three months ended March 31, 2014. The higher provisioning in the first quarter of 2015, as compared to the first quarter of 2014, is due to both higher loan growth and higher net charge-offs. Net charge-offs of $1.6 million in the first quarter of 2015 represented an annualized 0.15% of average loans, excluding loans held for sale, as compared to $837 thousand or an annualized 0.11% of average loans, excluding loans held for sale, in the first quarter of 2014. Net charge-offs in the first quarter of 2015 were attributable primarily to commercial and industrial loans ($947 thousand), home equity and other consumer ($439 thousand), owner occupied-commercial real estate loans ($317 thousand) offset by a recovery in land development and construction loans ($95 thousand).

Noninterest income for the three months ended March 31, 2015 increased to $7.8 million from $4.5 million for the three months ended March 31, 2014, a 75% increase. This increase was primarily due to an increase of $2.0 million in gains on the sale of residential mortgage loans due to higher origination and sales volumes and to gains realized on the sale of investment securities of $2.2 million. Residential mortgage loans closed were $285 million for the first quarter in 2015 versus $96 million for the first quarter of 2014. Investment gains were realized to take advantage of market conditions in February 2015. Net investment gains were $2.2 million for the three months ended March 31, 2015 compared to $8 thousand for the same period in 2014. A $1.1 million loss on the early extinguishment of debt was recorded in March of 2015 due to the early payoff of FHLB advances. This decision was made in light of deposit growth in the quarter and expected benefits to the cost of funds going forward. Excluding investment securities gains and the loss on early extinguishment of debt, total noninterest income was $6.8 million for the three months ended March 31, 2015, as compared to $4.5 million for the same period in 2014, a 52% increase.

The efficiency ratio, which measures the ratio of noninterest expense to total revenue, was 44.89% for the first quarter of 2015, as compared to 51.94% for the first quarter of 2014. Noninterest expenses totaled $28.1 million for the three months ended March 31, 2015, as compared to $23.1 million for the three months ended March 31, 2014, a 22% increase. Cost increases for salaries and benefits were $2.1 million, due primarily to increased staff from the merger, merit increases, employee benefit expense increases and incentive compensation. Premises and equipment expenses were $921 thousand higher, due to costs of additional branches and office space acquired in the merger and to increases in leasing costs. Marketing and advertising expense increased by $223 thousand primarily due to costs associated with a new online publication. Data processing expense increased $196 thousand primarily due to increased accounts and transaction volume primarily arising out of the merger and to higher network expenses. Higher FDIC expenses were due to higher deposit levels. Merger related expenses attributable to the merger with Virginia Heritage Bank were $111 thousand for the quarter. Other expenses increased $1.2 million due to costs and valuations associated with other real estate owned.

The financial information which follows provides more detail on the Company's financial performance for the three months ended March 31, 2015 as compared to the three months ended March 31, 2014 as well as providing eight quarters of trend data. Persons wishing additional information should refer to the Company's Form 10-K for the year ended December 31, 2014 and other reports filed with the Securities and Exchange Commission (the "SEC").

About Eagle Bancorp: The Company is the holding company for EagleBank, which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and operates through twenty-two branch offices, located in Montgomery County, Maryland, Washington, D.C. and Northern Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

Conference Call: Eagle Bancorp will host a conference call to discuss its first quarter 2015 financial results on Thursday, April 23, 2015 at 10:00 a.m. eastern daylight time. The public is invited to listen to this conference call by dialing 1.877.303.6220, conference ID Code is 19933636, or by accessing the call on the Company's website, www.EagleBankCorp.com. A replay of the conference call will be available on the Company's website through May 7, 2015.

Forward-looking Statements: This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as "may," "will," "anticipates," "believes," "expects," "plans," "estimates," "potential," "continue," "should," and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company's market, interest rates and interest rate policy, competitive factors, expectations as to the Company's ability to successfully integrate Virginia Heritage Bank's business and customers and to achieve anticipated cost savings and business enhancements related to the merger, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company's Annual Report on Form 10-K for the year ended December 31, 2014 and in other periodic and current reports filed with the SEC. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company's past results are not necessarily indicative of future performance.

Eagle Bancorp, Inc.
Consolidated Financial Highlights (Unaudited)
(dollars in thousands, except per share data)
	Three Months Ended March 31,
	2015	2014
Income Statements:
Total interest income	$ 59,465	$ 42,837
Total interest expense	4,734	2,830
Net interest income	54,731	40,007
Provision for credit losses	3,310	1,934
Net interest income after provision for credit losses	51,421	38,073
Noninterest income (before investment gains)	6,770	4,455
Gain(loss) on sale of investment securities	2,164	8
Loss on early extinguishment of debt	(1,130)	--
Total noninterest income	7,804	4,463
Total noninterest expense	28,073	23,098
Income before income tax expense	31,152	19,438
Income tax expense	11,734	6,939
Net income	19,418	12,499
Preferred stock dividends	180	141
Net income available to common shareholders	$ 19,238	$ 12,358

Per Share Data:
Earnings per weighted average common share, basic	$ 0.62	$ 0.48
Earnings per weighted average common share, diluted	$ 0.61	$ 0.47
Weighted average common shares outstanding, basic	31,082,715	25,927,888
Weighted average common shares outstanding, diluted	31,776,323	26,575,155
Actual shares outstanding	33,303,467	25,975,186
Book value per common share at period end	$ 20.11	$ 13.62
Tangible book value per common share at period end (1)	$ 16.82	$ 13.49

Performance Ratios (annualized):
Return on average assets	1.49%	1.36%
Return on average common equity	13.24%	14.38%
Net interest margin	4.41%	4.45%
Efficiency ratio (2)	44.89%	51.94%

Other Ratios:
Allowance for credit losses to total loans	1.07%	1.37%
Allowance for credit losses to total nonperforming loans	244.12%	115.67%
Nonperforming loans to total loans	0.44%	1.19%
Nonperforming assets to total assets	0.58%	1.19%
Net charge-offs (annualized) to average loans	0.15%	0.11%
Common equity to total assets	12.17%	9.30%
Tier 1 leverage ratio	12.19%	10.83%
Tier 1 risk based capital ratio	11.71%	11.57%
Total risk based capital ratio	13.90%	13.04%
Tangible common equity to tangible assets (1)	10.39%	9.22%

Loan Balances - Period End (in thousands):
Commercial and Industrial	$ 933,715	$ 704,386
Commercial real estate - owner occupied	$ 493,003	$ 320,994
Commercial real estate - income producing	$ 1,739,483	$ 1,196,405
1-4 Family mortgage	$ 147,871	$ 97,846
Construction - commercial and residential	$ 862,013	$ 593,967
Construction - C&I (owner occupied)	$ 49,558	$ 35,480
Home equity	$ 120,543	$ 108,839
Other consumer	$ 98,707	$ 6,058

Average Balances (in thousands):
Total assets	$ 5,271,483	$ 3,740,225
Total earning assets	$ 5,039,428	$ 3,647,305
Total loans held for sale	$ 46,728	$ 26,592
Total loans	$ 4,376,248	$ 2,981,917
Total deposits	$ 4,330,403	$ 3,217,916
Total borrowings	$ 250,698	$ 102,146
Total shareholders' equity	$ 661,364	$ 405,121

(1) Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per common share are non-GAAP financial measures derived from GAAP-based amounts. The Company calculates the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. The Company calculates tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which the Company calculates by dividing common shareholders' equity by common shares outstanding. The Company considers this information important to shareholders as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios and as such is useful for investors, regulators, management and others to evaluate capital adequacy and to compare against other financial institutions. The table below provides a reconciliation of these non-GAAP financial measures with financial measures defined by GAAP.

GAAP Reconciliation (Unaudited)
(dollars in thousands except per share data)
	Three Months Ended	Three Months Ended
	March 31, 2015	March 31, 2014
Common shareholders' equity	$ 669,630	$ 353,782
Less: Intangible assets	(109,617)	(3,482)
Tangible common equity	$ 560,013	$ 350,300

Book value per common share	$ 20.11	$ 13.62
Less: Intangible book value per common share	(3.29)	(0.13)
Tangible book value per common share	$ 16.82	$ 13.49

Total assets	$ 5,500,340	$ 3,803,952
Less: Intangible assets	(109,617)	(3,482)
Tangible assets	$ 5,390,723	$ 3,800,470
Tangible common equity ratio	10.39%	9.22%

(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.

Eagle Bancorp, Inc.
Consolidated Balance Sheets (Unaudited)
(dollars in thousands, except per share data)

Assets	March 31, 2015	December 31, 2014	March 31, 2014
Cash and due from banks	$ 9,997	$ 9,097	$ 8,982
Federal funds sold	2,700	3,516	8,468
Interest bearing deposits with banks and other short-term investments	402,964	243,412	213,501
Investment securities available for sale, at fair value	333,531	382,343	387,790
Federal Reserve and Federal Home Loan Bank stock	16,793	22,560	10,599
Loans held for sale	62,758	44,317	21,862
Loans	4,444,893	4,312,399	3,063,975
Less allowance for credit losses	(47,779)	(46,075)	(42,018)
Loans, net	4,397,114	4,266,324	3,021,957
Premises and equipment, net	18,185	19,099	17,181
Deferred income taxes	32,089	32,511	27,146
Bank owned life insurance	56,983	56,594	40,052
Intangible assets, net	109,617	109,908	3,482
Other real estate owned	12,338	13,224	8,809
Other assets	45,271	44,975	34,123
Total Assets	$ 5,500,340	$ 5,247,880	$ 3,803,952

Liabilities and Shareholders' Equity
Deposits:
Noninterest bearing demand	$ 1,196,165	$ 1,175,799	$ 886,623
Interest bearing transaction	178,291	143,628	106,645
Savings and money market	2,405,435	2,302,600	1,861,355
Time, $100,000 or more	391,783	393,132	196,238
Other time	412,691	295,609	222,828
Total deposits	4,584,365	4,310,768	3,273,689
Customer repurchase agreements	58,589	61,120	66,437
Other short-term borrowings	--	100,000	--
Long-term borrowings	79,300	119,300	39,300
Other liabilities	36,556	35,933	14,144
Total liabilities	4,758,810	4,627,121	3,393,570

Shareholders' Equity

Preferred stock, par value $.01 per share, shares authorized 1,000,000, Series B, $1,000 per share liquidation preference, shares issued and outstanding 56,600 at March 31, 2015, December 31, 2014 and March 31, 2014; Series C, $1,000 per share liquidation preference, shares issued and outstanding 15,300 at March 31, 2015, and December 31, 2014, and -0- at March 31, 2014	71,900	71,900	56,600
Common stock, par value $.01 per share; shares authorized 50,000,000, shares issued and outstanding 33,303,467, 30,139,396 and 25,975,186 respectively	329	296	255
Warrant	946	946	946
Additional paid in capital	495,784	394,933	244,332
Retained earnings	169,291	150,037	108,751
Accumulated other comprehensive income (loss)	3,280	2,647	(502)
Total Shareholders' Equity	741,530	620,759	410,382
Total Liabilities and Shareholders' Equity	$ 5,500,340	$ 5,247,880	$ 3,803,952

Eagle Bancorp, Inc.
Consolidated Statements of Operations (Unaudited)
(dollars in thousands, except per share data)

	Three Months Ended March 31,
Interest Income	2015	2014
Interest and fees on loans	$ 57,179	$ 40,363
Interest and dividends on investment securities	2,139	2,333
Interest on balances with other banks and short-term investments	138	138
Interest on federal funds sold	9	3
Total interest income	59,465	42,837
Interest Expense
Interest on deposits	3,242	2,412
Interest on customer repurchase agreements	27	38
Interest on short-term borrowings	54	--
Interest on long-term borrowings	1,411	380
Total interest expense	4,734	2,830
Net Interest Income	54,731	40,007
Provision for Credit Losses	3,310	1,934
Net Interest Income After Provision For Credit Losses	51,421	38,073

Noninterest Income
Service charges on deposits	1,333	1,192
Gain on sale of loans	3,587	1,843
Gain on sale of investment securities	2,164	8
Loss on early extinguishment of debt	(1,130)	--
Increase in the cash surrender value of bank owned life insurance	390	314
Other income	1,460	1,106
Total noninterest income	7,804	4,463
Noninterest Expense
Salaries and employee benefits	15,706	13,608
Premises and equipment expenses	4,010	3,089
Marketing and advertising	685	462
Data processing	1,784	1,588
Legal, accounting and professional fees	982	974
FDIC insurance	771	544
Merger expenses	111	--
Other expenses	4,024	2,833
Total noninterest expense	28,073	23,098
Income Before Income Tax Expense	31,152	19,438
Income Tax Expense	11,734	6,939
Net Income	19,418	12,499
Preferred Stock Dividends	180	141
Net Income Available to Common Shareholders	$ 19,238	$ 12,358

Earnings Per Common Share
Basic	$ 0.62	$ 0.48
Diluted	$ 0.61	$ 0.47

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields And Rates (Unaudited)
(dollars in thousands)

	Three Months Ended March 31,
	2015			2014
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$ 239,313	$ 138	0.23%	$ 230,272	$ 138	0.24%
Loans held for sale (1)	46,728	431	3.69%	26,592	266	4.00%
Loans (1) (2)	4,376,248	56,748	5.26%	2,981,917	40,097	5.45%
Investment securities available for sale (2)	362,345	2,139	2.39%	401,096	2,333	2.36%
Federal funds sold	14,794	9	0.25%	7,428	3	0.16%
Total interest earning assets	5,039,428	59,465	4.79%	3,647,305	42,837	4.76%

Total noninterest earning assets	279,147			134,570
Less: allowance for credit losses	47,092			41,650
Total noninterest earning assets	232,055			92,920
TOTAL ASSETS	$ 5,271,483			$ 3,740,225

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$ 151,933	$ 50	0.13%	$ 113,984	$ 63	0.22%
Savings and money market	2,275,985	1,874	0.33%	1,838,306	1,493	0.33%
Time deposits	739,762	1,318	0.72%	429,595	856	0.81%
Total interest bearing deposits	3,167,680	3,242	0.42%	2,381,885	2,412	0.41%
Customer repurchase agreements	54,231	27	0.20%	62,846	38	0.25%
Other short-term borrowings	83,389	54	0.26%	--	--	--
Long-term borrowings	113,078	1,411	4.99%	39,300	380	3.87%
Total interest bearing liabilities	3,418,378	4,734	0.56%	2,484,031	2,830	0.46%

Noninterest bearing liabilities:
Noninterest bearing demand	1,162,723			836,031
Other liabilities	29,018			15,042
Total noninterest bearing liabilities	1,191,741			851,073

Shareholders' equity	661,364			405,121
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 5,271,483			$ 3,740,225

Net interest income		$ 54,731			$ 40,007
Net interest spread			4.23%			4.30%
Net interest margin			4.41%			4.45%

(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $2.8 million and $2.4 million for the three months ended March 31, 2015 and 2014, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Statements of Income and Highlights Quarterly Trends (Unaudited)
(dollars in thousands, except per share data)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,
Income Statements:	2015	2014	2014	2014	2014	2013	2013	2013
Total interest income	$ 59,465	$ 56,091	$ 47,886	$ 44,759	$ 42,837	$ 41,652	$ 39,724	$ 37,985
Total interest expense	4,734	4,275	3,251	2,739	2,830	2,938	3,021	3,121
Net interest income	54,731	51,816	44,635	42,020	40,007	38,714	36,703	34,864
Provision for credit losses	3,310	3,700	2,111	3,134	1,934	2,508	1,372	2,357
Net interest income after provision for credit losses	51,421	48,116	42,524	38,886	38,073	36,206	35,331	32,507
Noninterest income (before investment gains/losses & extinguishment of debt)	6,770	5,298	4,761	3,809	4,455	4,308	5,236	7,065
Gain/(loss) on sale of investment securities	2,164	12	--	2	8	(4)	--	--
Loss on early extinguishment of debt	(1,130)	--	--	--	--	--	--	--
Total noninterest income	7,804	5,310	4,761	3,811	4,463	4,304	5,236	7,065
Salaries and employee benefits	15,706	15,703	14,942	13,015	13,608	12,759	12,187	11,335
Premises and equipment	4,010	3,747	3,374	3,107	3,089	2,974	3,222	2,927
Marketing and advertising	685	578	544	415	462	519	426	394
Merger expenses	111	3,239	885	576	--	--	--	--
Other expenses	7,561	6,085	5,398	5,022	5,939	5,272	5,838	6,029
Total noninterest expense	28,073	29,352	25,143	22,135	23,098	21,524	21,673	20,685
Income before income tax expense	31,152	24,074	22,142	20,562	19,438	18,986	18,894	18,887
Income tax expense	11,734	9,347	8,054	7,618	6,939	6,983	7,137	7,212
Net income	19,418	14,727	14,088	12,944	12,499	12,003	11,757	11,675
Preferred stock dividends	180	180	151	142	141	141	142	142
Net income available to common shareholders	$ 19,238	$ 14,547	$ 13,937	$ 12,802	$ 12,358	$ 11,862	$ 11,615	$ 11,533

Per Share Data:
Earnings per weighted average common share, basic	$ 0.62	$ 0.51	$ 0.54	$ 0.49	$ 0.48	$ 0.46	$ 0.45	$ 0.45
Earnings per weighted average common share, diluted	$ 0.61	$ 0.49	$ 0.52	$ 0.48	$ 0.47	$ 0.45	$ 0.44	$ 0.44
Weighted average common shares outstanding, basic	31,082,715	28,777,778	26,023,670	25,981,638	25,927,888	25,835,054	25,784,287	25,742,185
Weighted average common shares outstanding, diluted	31,776,323	29,632,685	26,654,186	26,623,784	26,575,155	26,495,545	26,426,093	26,334,355
Actual shares outstanding	33,303,467	30,139,396	26,022,307	25,985,659	25,975,186	25,885,863	25,799,220	25,764,542
Book value per common share at period end	$ 20.11	$ 18.21	$ 14.83	$ 14.25	$ 13.62	$ 13.03	$ 12.62	$ 12.14
Tangible book value per common share at period end (1)	$ 16.82	$ 14.56	$ 14.71	$ 14.12	$ 13.49	$ 12.89	$ 12.48	$ 12.00

Performance Ratios (annualized):
Return on average assets	1.49%	1.21%	1.37%	1.35%	1.36%	1.33%	1.35%	1.41%
Return on average common equity	13.24%	11.68%	14.52%	14.09%	14.38%	14.07%	14.37%	14.75%
Net interest margin	4.41%	4.42%	4.45%	4.48%	4.45%	4.40%	4.31%	4.27%
Efficiency ratio (2)	44.89%	51.38%	50.90%	48.30%	51.94%	50.03%	51.68%	49.33%

Other Ratios:
Allowance for credit losses to total loans (3)	1.07%	1.07%	1.31%	1.33%	1.37%	1.39%	1.42%	1.47%
Nonperforming loans to total loans (3)	0.44%	0.52%	0.86%	0.69%	1.19%	0.84%	0.98%	0.87%
Allowance for credit losses to total nonperforming loans	244.12%	205.30%	152.25%	193.50%	115.67%	165.66%	144.08%	168.63%
Nonperforming assets to total assets	0.58%	0.68%	0.92%	0.80%	1.19%	0.90%	1.11%	1.05%
Net charge-offs (annualized) to average loans (3)	0.15%	0.26%	0.09%	0.20%	0.11%	0.18%	0.20%	0.24%
Tier 1 leverage ratio	12.19%	10.69%	10.70%	10.89%	10.83%	10.93%	10.89%	10.81%
Tier 1 risk based capital ratio	11.71%	10.39%	11.26%	11.29%	11.57%	11.53%	11.61%	11.12%
Total risk based capital ratio	13.90%	12.97%	14.48%	12.71%	13.04%	13.01%	13.12%	12.53%

Average Balances (in thousands):
Total assets	$ 5,271,483	$ 4,844,409	$ 4,070,914	$ 3,853,441	$ 3,740,225	$ 3,576,715	$ 3,467,193	$ 3,331,677
Total earning assets	$ 5,039,428	$ 4,654,423	$ 3,977,859	$ 3,760,720	$ 3,647,305	$ 3,485,546	$ 3,383,547	$ 3,279,034
Total loans held for sale	$ 46,728	$ 39,387	$ 45,069	$ 22,848	$ 26,592	$ 27,767	$ 63,579	$ 91,781
Total loans	$ 4,376,248	$ 3,993,020	$ 3,317,731	$ 3,141,976	$ 2,981,917	$ 2,867,955	$ 2,668,429	$ 2,557,811
Total deposits	$ 4,330,403	$ 4,025,900	$ 3,470,231	$ 3,328,380	$ 3,217,916	$ 3,038,949	$ 2,939,705	$ 2,810,033
Total borrowings	$ 250,698	$ 237,401	$ 152,249	$ 98,105	$ 102,146	$ 126,409	$ 136,590	$ 137,337
Total stockholders' equity	$ 661,364	$ 561,467	$ 437,370	$ 421,029	$ 405,121	$ 391,036	$ 377,246	$ 370,302

(1) Tangible book value per common share is a non-GAAP financial measure derived from GAAP-based amounts. We calculate tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which we calculate by dividing common shareholders' equity by common shares outstanding. We believe that this information is important to shareholders as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios.
(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(3) Excludes loans held for sale.
CONTACT: Michael T. Flynn
         301.986.1800